Exhibit 3.1
COMPOSITE CERTIFICATE OF INCORPORATION

OF

BLUESTEM BRANDS, INC.1
     FIRST. The name of the Corporation is BLUESTEM BRANDS, INC. (the “Corporation”).
     SECOND. The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, in the County of Kent. The name of its registered agent at such address is National Registered Agents, Inc.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The authorized capital stock of the Corporation shall consist of 4,137,812,560 shares of capital stock consisting of:
     (i) 2,592,550,586 shares designated as Common Stock, $0.00001 par value per share (“Common Stock”) and
     (ii) 1,545,261,974 shares of Preferred Stock, $0.00001 par value per share, 791,738,012 shares of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 753,523,962 shares of which shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”).
The rights, preferences and limitations granted to and imposed on the Common Stock and the Preferred Stock shall be as set forth below in this Article FOURTH. All sectional cross references in this Article FOURTH shall be to Sections of this Article FOURTH unless the context otherwise clearly requires. Certain capitalized terms used in this Article FOURTH are defined in Section 8.
1. Dividends and Distributions.
     1.1. Common Stock Dividends. Subject to the provisions of law and this Fourth Amended and Restated Certificate of Incorporation, the holders of Common Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as the Board of Directors in its sole discretion may determine.
     1.2. Series B Preferred Stock Dividends. Subject to the provisions of law and this

[1]	This Composite Certificate of Incorporation of Bluestem Brands, Inc. reflects the Company’s Fourth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on May 15, 2008, and all subsequent amendments thereto, which were filed with the Delaware Secretary of State on February 9, 2010, August 20, 2010, and November 4, 2010.

Certificate of Incorporation, holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of 6% on the Series B Purchase Price, prior and in preference to any declaration or payment of any dividend to the holders of shares of Series A Preferred Stock or Common Stock. Dividends on the Series B Preferred Stock shall be cumulative and shall accrue daily but shall be payable and compound annually on each anniversary after the date of original issuance of each share of Series B Preferred Stock, whether or not earned or declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends.
     1.3. Series A Preferred Stock Dividends. Subject to the provisions of law and this Certificate of Incorporation, holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends at the annual rate of 8% on the Series A Purchase Price, prior and in preference to any declaration or payment of any dividend to the holders of shares of Common Stock. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue daily but shall be payable and compound annually on each anniversary after the date of original issuance of each share of Series A Preferred Stock, whether or not earned or declared and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends.
     1.4. Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of Series B Preferred Stock and Series A Preferred Stock shall be entitled, in addition to any cumulative dividends to which they may be entitled under Section 1.2 or Section 1.3, respectively, to receive the amount of dividends per share of such Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of such Preferred Stock held by each holder could be converted pursuant to the provisions of Section 4 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. However, this Section 1.4 shall not apply to any dividends payable in connection with any event as to which Section 2 hereof applies.
     1.5. Record Date for Dividends. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.
     1.6. Dividends on Conversion. In the event that the Corporation shall have cumulative accrued and unpaid dividends outstanding on the Series A Preferred Stock or the Series B Preferred Stock immediately prior to a conversion of any shares of such Preferred Stock as provided in Section 4 hereof, upon such conversion, the Corporation shall, at the option of the Corporation, with respect to all such Preferred Stock, either (x) pay in cash to all holders thereof the full amount of any such dividends or (y) allow such dividends to be converted into a number of shares of Common Stock equal to the accrued and unpaid dividends on such Preferred Stock divided by, as applicable: (a) the price per share of the Common Stock net of underwriting commissions in the case of a public offering, (b) the value of the Common Stock in the transaction in question in the case of a conversion in connection with a Sale of the Corporation or (c) the fair market value of a share of Common Stock as mutually agreed by the Board of Directors of the Corporation and the Required Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.
2. Liquidation, Dissolution or Winding-Up.
     2.1. Series B Preferred Stock Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock or Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the sum of (i) the Series B Purchase Price (as adjusted for stock dividends, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) and (ii) an amount equal to all accrued or declared but unpaid dividends thereon, or (B) the amount that would be payable to such holders if the Series B Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding-up of the Corporation. If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of the Series B Preferred Stock, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock held by such holders.
     2.2. Series A Preferred Stock Preference. After payment has been made in full pursuant to Section 2.1 above, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the sum of (i) the Series A Purchase Price (as adjusted for stock dividends, combinations, recapitalizations or other similar events affecting the Series A Preferred Stock) and (ii) an amount equal to all accrued or declared but unpaid dividends thereon, or (B) the amount that would be payable to such holders if the Series A Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding-up of the Corporation. If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Series B Preferred Stock shall have been paid in full the amounts to which such holders are entitled pursuant to Section 2.1 hereof, the assets to be distributed are insufficient to permit payment in full to the holders of the Series A Preferred Stock, then the entire amount of such remaining assets of the Corporation to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock held by such holders.
     2.3. Treatment of Mergers, Consolidations, Sales of Assets. Unless the Required Holders agree in writing otherwise, a Sale of the Corporation shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 2. The term “Sale of the Corporation” shall mean (i) a sale of all or substantially all of the assets of the Corporation, (ii) an acquisition of the Corporation by one or more Persons by means of any transaction or series of related transactions (including any reorganization, merger, consolidation) where the voting securities of the Corporation outstanding immediately preceding such transaction or series of transactions or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately preceding such transaction or series of transactions represent less than 50% of the voting securities of the Corporation or surviving entity, as the case may be, following such transaction or series of transactions, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Corporation, excluding any transfer to any Affiliate(s) of the transferring stockholder(s). A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all the assets of the Corporation for purposes of the foregoing definition.
     2.4. Distributions Other Than Cash. Unless the Required Holders determine otherwise, all payments made pursuant to this Section 2 shall be made in cash. If the amount to be distributed to the holders of the Series A Preferred Stock or the Series B Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to Section 2.2) shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Board of Directors of the Corporation and the Required Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.
3. Voting Rights.
     3.1. Single Class. Except as otherwise required by law or as set forth herein, the holders of the Preferred Stock shall be entitled to notice of any meeting of stockholders and to vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote on the following basis:
     3.1.1. holders of Common Stock shall have one vote per share; and
     3.1.2. holders of Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which such Preferred Stock could be converted pursuant to Section 4.1 hereof on the date for the determination of stockholders entitled to vote on such matter.
     3.2. Separate Class. In any case where under provisions of applicable law or as set forth herein, the holders of the Common Stock, the Series A Preferred Stock or the Series B Preferred Stock are entitled to vote as a separate class, holders of Common Stock shall have one vote per share, holders of the Series A Preferred Stock shall have one vote per share, and holders of the Series B Preferred Stock shall have one vote per share.
     3.3. Series B Preferred Stock Special Voting Rights. Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, take any of the actions set forth in Sections 3.3.1 through 3.3.15 below, without the approval, by vote or written consent, of the Required Holders:

     3.3.1. create or issue, or obligate itself to create or issue, (whether by amendment to the Certificate of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) any shares of capital stock of the Corporation or debt securities convertible into shares of capital stock of the Corporation (other than the issuance of any shares of Common Stock upon (x) conversion of any shares of Preferred Stock or (y) exercise of Options or conversion of Convertible Securities outstanding on the Series B Original Issue Date);
     3.3.2. effect any alteration, amendment or waiver of the Certificate of Incorporation or By-laws of the Corporation (whether by amendment to the Certificate of Incorporation or By-laws of the Corporation or by reclassification, merger, consolidation, reorganization or otherwise);
     3.3.3. increase or, except as specifically provided herein, decrease the authorized number of shares of Common Stock or Preferred Stock;
     3.3.4. authorize, pay or declare a dividend on any shares of the capital stock of the Corporation or any Subsidiary (other than dividends on the Common Stock payable solely in Common Stock or dividends payable to the Corporation or a wholly owned Subsidiary from a wholly owned Subsidiary);
     3.3.5. redeem, purchase or otherwise acquire for value any share or shares of the capital stock of the Corporation or any Subsidiary, except for (A) repurchases from an employee or his or her heirs pursuant to contractual call rights or rights of first refusal in which all of the Common Stock held by such employee is repurchased, (B) redemption of the Preferred Stock pursuant to Section 5 hereof or (C) redemption of any Option outstanding on the Series B Original Issue Date to the extent required by the terms of such Option as in effect on the Series B Original Issue Date;
     3.3.6. effect, or obligate itself to effect, any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any Subsidiary thereof, or any consolidation or merger involving the Corporation or any Subsidiary thereof with or into one or more other corporations, partnerships, limited liability companies or partnerships, or other entities, or any dissolution, liquidation or winding up of the Corporation;
     3.3.7. make any acquisition of or investment in any other Person (whether by merger, consolidation, reorganization or otherwise);
     3.3.8. sell, assign, license, or otherwise dispose of (each a “Sale”), or enter into any transaction or series of transactions that would result in the Sale of, more than 25% of the fair market value of the Corporation’s assets as determined on a consolidated basis;
     3.3.9. enter into any transaction with Senior Management or any Affiliate;
     3.3.10. other than third-party working capital loans, equipment leases and similar transactions in the ordinary course of business, (x) incur indebtedness for borrowed money exceeding $5 million in the aggregate at any one time outstanding or (y) become obligated under leases or similar agreements pursuant to which the Corporation or any Subsidiary is required to make payments exceeding $5 million in the aggregate at any one time outstanding;
     3.3.11. change the authorized number of directors on the Board of Directors of the Corporation;
     3.3.12. make any material change in the nature of the business of the Corporation or any Subsidiary;
     3.3.13. hire, terminate, replace or reassign the chief executive officer. the chief financial officer or another employee of the Corporation performing a similar role;
     3.3.14. approve the Corporation’s or any Subsidiary’s budget or authorize any alteration thereof; or
     3.3.15. grant any Options or Convertible Securities including to any employees, officers, directors or consultants of or to the Corporation or its Subsidiaries pursuant to any stock option plan.
     3.4. Election of Directors.
     3.4.1. Series B Directors. The Required Holders shall have the right to the exclusion of all other classes or series of the Corporation’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock, to elect three (3) directors to serve on the Board of Directors of the Corporation. Such directors shall comprise a separate class of directors and be referred to as “Series B Directors.” Each Series B Director so elected shall serve until such Person’s successor is duly elected by holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock being the only Persons entitled to remove a Series B Director. No reason need be given by the holders of the Series B Preferred Stock for the removal by the holders of the Series B Preferred Stock of a Series B Director. If holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of the Series B Preferred Stock elect a Series B Director to fill the position, and such vacancy shall not be filled by resolution or vote of the Corporation’s Board of Directors or its other shareholders. All directors other than the Series B Directors shall be elected by the holders of the Preferred Stock and the holders of the Common Stock voting as a single class in accordance with Section 3.1.
     3.4.2. Election of Directors Upon Redemption Default. In the event that the Corporation shall fail to pay the full Mandatory Redemption Price in respect of all shares of Series B Preferred Stock required to be redeemed on the Mandatory Redemption Date pursuant to Section 5 hereof and such failure continues for a period of ninety (90) days following delivery of written notice of such failure by the holders of the Series B Preferred Stock (a “Redemption Default”), then immediately upon the occurrence of such Redemption Default and continuing until such time as the Redemption Default is cured, the authorized number of directors on the Board of Directors of the Corporation shall be increased by the number of directors necessary for the Series B Directors and such additional directors to constitute a majority of the Board of Directors, and the holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect such additional directors to serve on the Board of Directors. A vacancy in any directorship elected solely by the holders of the Series B Preferred Stock pursuant to this Section 3.4.2 shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series B Preferred Stock or by any remaining directors elected solely by the holders of the Series B Preferred Stock pursuant to this Section 3.4.
4. Conversion of Preferred Stock. The holders of the Preferred Stock shall have conversion rights as follows:
     4.1. Optional Conversion.
     4.1.1. Series B Preferred Stock. Each issued and outstanding share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) by the Series B Conversion Price in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to the Series B Purchase Price. The initial Series B Conversion Price shall be subject to adjustment as hereinafter provided.
     4.1.2. Series A Preferred Stock. Each issued and outstanding share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof and without the payment of any additional consideration thereof, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series A Preferred Stock) by the Series A Conversion Price in effect at the time of conversion. The “Series A Conversion Price” (and together with the “Series B Conversion Price,” each, a “Conversion Price’’) shall initially be equal to the Series A Purchase Price. The initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.
     4.2. Conversion Upon Certain Events.
     4.2.1. Underwritten Public Offerings. All outstanding shares of Preferred Stock shall be automatically converted into the number of shares of Common Stock into which such Preferred Stock is convertible pursuant to Section 4.1, immediately upon the closing of an underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate net proceeds to the Corporation equal or exceed $75,000,000 and the price per share to the public is not less than $0.2235 (such amount to be equitably adjusted upon the occurrence of any of the events described in Section 4.5.4) and after which the Common Stock is listed on the New York Stock Exchange or the Nasdaq Global Market, without any further action by the holders of such shares.
     4.2.2. Voluntary Conversion of Preferred Stock. All outstanding shares of Preferred Stock shall, upon the vote or written consent of the Required Holders, be automatically converted into the number of shares of Common Stock into which such Preferred Stock is convertible pursuant to Section 4.1 without any further action by the holders of such shares. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken.
     4.2.3. Surrender. On or after the date of occurrence of any conversion of any Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, and in any event within ten (10) days after receipt of notice by mail, postage prepaid, from the Corporation of the occurrence of such event, each holder of record of shares of such Preferred Stock being converted shall surrender such holder’s certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of such Preferred Stock are converted and cash as provided in Section 4.3 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of any conversion of Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, each holder of record or shares of such Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of such Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of such Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
     4.2.4. Cancellation. All certificates evidencing shares of Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be deemed to have been retired and canceled. The Corporation from time to time thereafter shall take appropriate action to reduce the number of authorized shares of Preferred Stock accordingly.
     4.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.
     4.4. Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of such Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.
     4.5. Adjustments to Preferred Stock Conversion Price for Diluting Issues.
     4.5.1. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If after the Series B Original Issue Date the Corporation shall issue (or pursuant to Section 4.5.2 be deemed to have issued) Additional Shares of Common Stock, without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, (i) the Series B Conversion Price shall be reduced to the price determined by multiplying the Series B Conversion Price in effect on the date of and immediately prior to such issue by a fraction (the “Series B Conversion Fraction”), (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale on a Fully Diluted Basis plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series B Conversion Price in effect on the date of and immediately prior to such issuance, and (y) the denominator of which shall be the number of shares of Common Stock outstanding on a Fully Diluted Basis immediately after such issue or sale; and (ii) the Series A Conversion Price shall be reduced to the price determined by multiplying the Series A Conversion Price in effect on the date of and immediately prior to such issuance by the Series B Conversion Fraction.
     4.5.2. Options and Convertible Securities. In the event the Corporation at any time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, that in any such case in which Additional Shares of Common Stock are deemed to be issued:
     4.5.2.1. no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;
     4.5.2.2. such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, each Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

     4.5.2.3. upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, each Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(a)	in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation (i) for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or (ii) for the issue of all such Convertible Securities whether or not converted or exchanged plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)	in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.5.3) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
     4.5.2.4. no readjustment pursuant to Section 4.5.2.2 or 4.5.2.3 above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (i) such Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;
     4.5.2.5. if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in any Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 4.5.2 as of the actual date of their issuance.
     4.5.3. Determination of Consideration. For purposes of Section 4.5, the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common Stock shall be computed as follows:
     4.5.3.1. Cash and Property. Such consideration shall: (i) insofar as it consists of cash, be computed as the aggregate amount of cash received by the

Corporation, excluding amounts paid or payable for accrued interest or accrued dividends; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if the Required Holders request, as determined by independent accountants of recognized standing promptly selected by the Corporation to value such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to the receipt of such property; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration received for the Additional Shares of Common Stock, computed as provided in the foregoing clauses (i) and (ii), as determined in good faith by the Board of Directors.
     4.5.3.2. Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.5.2, relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
     4.5.4. Adjustment or Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event that the Corporation at any time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, each Conversion Price then in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without, consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.
     4.5.5. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.5.4 or a merger or other reorganization referred to in Section 2.3 above), each Conversion Price then in effect shall concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to received, a number of shares of such other class or classes of stock equivalent to the number of shares of such stock that would have been subject to receipt by the holders of the Preferred Stock as if such holders had converted into Common Stock immediately before that change.
     4.5.6. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate reduction in each Conversion Price so as to protect the rights of the holders of the Preferred Stock.
     4.6. Consolidation or Merger. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, other than a consolidation or merger which is treated as a liquidation pursuant to Section 2.3, then, as a part of such consolidation or merger, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such consolidation or merger, to which a holder of Common Stock issuable upon such conversion would have been entitled on such consolidation or merger. In any such case, appropriate adjustment (including an adjustment of any Conversion Price then in effect to the price of the Common Stock reflected in the merger or consolidation if the price is less than such Conversion Price then in effect) shall be made in the application of the provisions of this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock after the consolidation or merger to the end that the provisions of this Section 4 and the number of shares acquirable upon conversion of the Preferred Stock shall be applicable after the consolidation or merger in as nearly equivalent a manner as may be practicable as before the consolidation or merger. So long as any Preferred Stock is outstanding, the Corporation shall preserve the rights of the Preferred Stock, including without limitation the rights set forth in Sections 1, 2, 3, 4 and 5. The actions taken pursuant to this Section 4.6 shall be satisfactory in form and substance to the Required Holders.
     4.7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of such Preferred Stock. All adjustments made pursuant to this Section 4 shall be made to the nearest one hundredth of a cent.

     4.8. No Impairment. The Corporation will not, without the consent of the Required Holders, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation for the benefit of the holders of the Preferred Stock but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock in this Section 4 against impairment.
     4.9. Taxes on Conversion. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Preferred Stock pursuant hereto.
     4.10. Notice of Record Date. In the event that there occurs any of the following events:
     4.10.1. the Corporation declares a dividend (or any other distribution) on its Common Stock payable in cash, Common Stock, other securities of the Corporation or otherwise;
     4.10.2. the Corporation subdivides or combines its outstanding shares of Common Stock;
     4.10.3. there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation;
     4.10.4. the Corporation issues any Common Stock, Convertible Securities or Options;
     4.10.5. a Sale of the Corporation or any other consolidation or merger of the Corporation into or with another corporation; or
     4.10.6. the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;
then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock and shall cause to be mailed to the holders of the Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (a) below or twenty (20) days before the date specified in (b) below, a notice describing in reasonable detail the event in question and the proposed timing thereof, and if applicable, stating the following information:
(a)	the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(b)	the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation. dissolution, or winding-up.
5. Redemption.
     5.1. Redemption of Preferred Stock.
     5.1.1. Series B Preferred Stock. In the event that a Qualified Public Offering has not been consummated on or prior to February 28, 2014, upon receipt at any time on or after thirty (30) days prior to February 28, 2014 of a written request for redemption (a “Redemption Request”) from the Required Holders, then on or before the date that is thirty (30) days after receipt by the Corporation of the Redemption Request (the “Mandatory Redemption Date”) the Corporation shall redeem for cash from each holder of shares of Series B Preferred Stock, subject to the conditions set forth below, at a price per share of Series B Preferred Stock (the “Series B Mandatory Redemption Price”) equal to the greater of (x) the sum of the Series B Purchase Price plus an amount equal to all accrued and unpaid dividends on each share of Series B Preferred Stock, and (y) the fair market value of each share of Series B Preferred Stock on the date that the Redemption Request is made, as mutually agreed by the Board of Directors of the Corporation and the Required Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.
     5.1.2. Series A Preferred Stock. In the event that a Redemption Request has been made by the Required Holders pursuant to Section 5.1.1, upon receipt within five (5) business days prior to the Mandatory Redemption Date of a written request for redemption from the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, the Corporation shall redeem for cash from each of holder of shares of Series A Preferred Stock, subject to the conditions set forth below, at a price per share of Series A Preferred Stock (the “Series A Mandatory Redemption Price”) equal to the greater of (x) the sum of the Series A Purchase Price plus an amount equal to all accrued and unpaid dividends on each share of Series A Preferred Stock, and (y) the fair market value of each share of Series A Preferred Stock on the date that the Redemption Request is made, as mutually agreed by the Board of Directors of the Corporation and the holders of at least 50% of the Series A Preferred Stock; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.
     5.1.3. The Corporation shall provide notice of the Redemption Request, specifying the time and place of redemption and the Series B Mandatory Redemption Price or the Series A Mandatory Redemption Price (each, a “Mandatory Redemption

Price”), as applicable, by first class or registered mail, postage prepaid, to each holder of record of Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than fifteen (15) days prior to the Mandatory Redemption Date.
     5.1.4. The Corporation shall use its best efforts and shall take all reasonable action necessary to pay the Series B Mandatory Redemption Price and the Series A Mandatory Redemption Price as provided in this Section 5.1, including obtaining financing or effectuating a recapitalization so as to create a surplus.
     5.2. Insufficient Funds. If the funds of the Corporation legally available for redemption of the Series A Preferred Stock and the Series B Preferred Stock on the Mandatory Redemption Date are insufficient to redeem the full number of shares of all of the Series A Preferred Stock and Series B Preferred Stock required under this Section 5 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of the Series B Preferred Stock being redeemed, such redemption to be made pro rata among the holders of the Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock held by such holders. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series B Preferred Stock, such funds will be used to redeem the balance of the shares of Series B Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. After all shares of Series B Preferred Stock shall have been redeemed and the Series B Mandatory Redemption Price therefor shall have been paid or set aside for payment in full any additional funds that shall be or become legally available for redemption shall be used to redeem the maximum possible number of shares of Series A Preferred Stock then outstanding, redeeming such shares ratably on the basis of the number of such shares of Series A Preferred Stock then outstanding. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series A Preferred Stock, such funds will be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation was theretofore obligated to redeem as provided in the immediately preceding sentence. Any shares of Preferred Stock which are not redeemed as a result of the circumstances described in this Section 5.2 or are not otherwise redeemed as required by Section 5.1 hereof shall remain outstanding, and interest at the rate of 15% per annum shall accrue on the Series A Mandatory Redemption Price or Series B Mandatory Redemption Price, as applicable, payable in respect of such unredeemed shares of Preferred Stock, such interest to be payable quarterly in arrears until such shares are redeemed.
     5.3. Rights Terminated. Upon (i) presentation and surrender of the certificate or certificates representing the shares of Preferred Stock being redeemed pursuant to this Section 5 and receipt of the applicable Mandatory Redemption Price therefor, or (ii) irrevocable deposit in trust by the Corporation for holders of the Preferred Stock being redeemed pursuant to this Section 5 of an amount equal to the applicable Mandatory Redemption Price for the shares of Preferred Stock being redeemed, each holder of Preferred Stock being redeemed will cease to have any rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Preferred Stock (except for the right to receive the applicable Mandatory Redemption Price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Preferred Stock will not from and after the date of payment in full of the applicable Mandatory Redemption Price therefor be deemed to be outstanding.
6. Reacquired Shares. Any shares of Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and shall not be reissued and the Corporation from time to time shall take such action as may be necessary to reduce the authorized Preferred Stock accordingly.
7. Waivers. The Required Holders may waive, by delivery of written notice to the Corporation, any of the rights, preferences or privileges relating to the Preferred Stock hereunder, either prospectively or retrospectively. The holders of at least 75% of the then outstanding Series A Preferred Stock shall be required to consent to any such waiver that requires a separate class vote of the holders of the Series A Preferred Stock under Section 242(b)(2) of the General Corporation Law of the State of Delaware (except as contemplated by Article THIRTEENTH of this Certificate of Incorporation). In addition, by delivery of written notice to the Corporation, any holder of Preferred Stock may waive, solely with respect to such holder, any of the rights, preferences or privileges relating to such holder’s shares of Preferred Stock hereunder, either prospectively or retrospectively.
8. Definitions. The following terms shall have the following respective meanings:
     “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to Section 4.5.2 deemed to have been issued) by the Corporation at any time, other than the Excluded Shares.
     “Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
     “Appraisal Procedure” shall mean the following procedure to determine fair market value of any security or other property (in either case, the “valuation amount”). If the Required Holders and the Board of Directors are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the Required Holders. If the Board of Directors and the Required Holders are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (l0) days of his appointment) from a list, jointly prepared by the Required Holders and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the Required Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the Required Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the Required Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates. If the valuation amount is for Common Stock of the Corporation, the valuation amount shall not include a discount for minority ownership or illiquidity or a control premium. Notwithstanding the foregoing, for purposes of any Appraisal Procedure pursuant to Section 5.1.2, each reference to “Required Holders” shall be deemed to refer to the holders of a majority of the then outstanding shares of Series A Preferred Stock.
     “Conversion Price” has the meaning set forth in Section 4.1.2.
     “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock), or other securities directly or indirectly convertible into or exchangeable for Common Stock.
     “Excluded Shares” shall mean all shares of Common Stock issued (or pursuant to Section 4.5.2 deemed to have been issued) by the Corporation at any time (A) upon conversion of, or as a dividend with respect to, any shares of Preferred Stock, (B) to officers, directors, employees of or consultants to the Corporation or its Subsidiaries pursuant to any award approved by the Board of Directors not in excess of 152,312,347 shares of Common Stock (including Options to purchase Common Stock), (C) upon exercise of Options or conversion of Convertible Securities outstanding on the Series B Original Issue Date, (D) in events described in Section 4.5.4, and (E) otherwise designated as excluded from the definition of “Additional Shares of Common Stock” by the Required Holders.
     “Fully Diluted Basis” shall mean, for the purposes of determining the number of shares or Common Stock outstanding, a basis of calculation which takes into account (a) shares of Common Stock actually issued and outstanding at the time of such determination, and (b) that number of shares of Common Stock that is then issuable upon the exercise, exchange or conversion of all then outstanding shares of Preferred Stock and all Options and Convertible Securities issued and outstanding at the time of such determination that are exercisable or exchangeable for, or convertible into, shares of Common Stock.
     “Mandatory Redemption Date” has the meaning set forth in Section 5.1.1.
     “Mandatory Redemption Price” has the meaning set forth in Section 5.1.3.
     “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
     “Person” shall mean without limitation an individual a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.
     “Qualified Public Offering” has the meaning set forth in Section 4.2.1.
     “Redemption Default” has the meaning set forth in Section 3.4.2.
     “Redemption Request” has the meaning set forth in Section 5.1.1.
     “Required Holders” means, at any time, the holders of at least 66% of the then outstanding shares of the Series B Preferred Stock.
     “Sale” has the meaning set forth in Section 3.3.8.
     “Sale of the Corporation” has the meaning set forth in Section 2.3.
     “Senior Management” shall mean the Corporation’s Chairman, Chief Executive Officer, Chief Financial Officer and those employees that report directly to the Corporation’s Board of Directors or the Chief Executive Officer.
     “Series A Conversion Price” has the meaning set forth in Section 4.1.2.
     “Series A Mandatory Redemption Price” has the meaning set forth in Section 5.1.2.
     “Series A Purchase Price” shall mean $0.10511 per share.
     “Series B Conversion Fraction” has the meaning set forth in Section 4.5.1.
     “Series B Conversion Price” has the meaning set forth in Section 4.1.1.
     “Series B Director” has the meaning set forth in Section 3.4.1.
     “Series B Mandatory Redemption Price” has the meaning set forth in Section 5.1.1.
     “Series B Original Issue Date” shall mean May 15, 2008.
     “Series B Purchase Price” shall mean $0.0745 per share.
     “Subsidiary” shall mean any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Corporation or (ii) with respect to which the Corporation possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

     FIFTH. The Corporation is to have perpetual existence.
     SIXTH. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal the By-laws made by the Board of Directors.
     SEVENTH. Meetings of Stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.
     EIGHTH. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
     NINTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
     TENTH. The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article TENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article TENTH shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification without regard to whether any claim is made against such director or officer prior or subsequent to such repeal or modification.
     ELEVENTH. If at any time the Corporation shall have a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.
     TWELFTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.
     THIRTEENTH. Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
     FOURTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.